EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Strong First Quarter 2014 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 5, 2014—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported first quarter net income for 2014 of $43.6 million, or $.65 diluted and basic earnings per common share, as compared to $28.1 million, or $.42 diluted and basic earnings per share for the corresponding period in 2013.  The change in net income represents a 55.5 percent increase in net income available to common shareholders over the corresponding period in 2013 and an increase of 54.8 percent in diluted earnings per share comparing the same period.

Net income for the first quarter of 2014 was positively affected by an increase in the Company’s net interest margin.  The increase in the net interest margin can be primarily attributed to increased levels of interest income arising from the re-positioning of the investment portfolio the Company undertook in 2013, an increase in loans outstanding, and a decrease in interest expense on securities sold under repurchase agreements arising from the early termination of some of the long-term repurchase agreements by the lead bank subsidiary.   Net income for the first quarter of 2014 was also positively impacted by several other one-time transactions that contributed to a 9.3 percent increase in non-interest income for the first quarter of 2014 compared to the corresponding period in 2013.

“I’m very pleased with the Company’s continued earnings success in 2014.  The earnings for the first quarter of 2014 reflect the Company’s commitment to superior earnings, especially in view of the continued regulatory challenges facing the industry and the unsettled economic environment.  The Company continues to maintain strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2014 and December 31, 2013 were $12.1 billion.  Total net loans were $5.2 billion at March 31, 2014 compared to $5.1 billion at December 31, 2013.  Deposits were $8.4 billion at March 31, 2014 and $8.2 billion at December 31, 2013.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 216 facilities and more than 320 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.